As Filed With the Securities and Exchange Commission on March 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEALED AIR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	65-0654331
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2415 Cascade Pointe Boulevard Charlotte, North Carolina	28208
(Address of principal executive offices)	(Zip Code)

2014 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Thomas C. Lagaly

Vice President, Acting General Counsel and Secretary

Sealed Air Corporation

2415 Cascade Pointe Boulevard

Charlotte, North Carolina 28208

(Name and address of agent for service)

(980)-221-3235

(Telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.10 per share	1,669,071 shares	$42.51	$70,952,208.21	$8,833.55

(1)	Consists of 1,669,071 shares issuable under the Registrant’s 2014 Omnibus Incentive Plan (the “2014 Plan”).
(2)	In addition, pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split, stock dividend or similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange on February 28, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relating to the 2014 Plan of Sealed Air Corporation (the “Company”) is being filed for the purpose of registering additional securities of the same class as other securities for which a Registration Statement on Form S-8 has previously been filed and is effective. In accordance with General Instruction E to Form S-8 regarding registration of additional securities, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8, File No. 333-196508, filed with the Securities and Exchange Commission on June 4, 2014, by the Company, relating to the 2014 Plan, except for Items 5, 6 and 8.

Item 5.	Interests of Named Experts and Counsel.

Thomas C. Lagaly, Vice President, Acting General Counsel and Secretary of the Company, has passed upon the validity of the shares of Common Stock offered under the 2014 Plan for the Company. As of the date of this Registration Statement, Mr. Lagaly was employed by the Company and was the beneficial owner of approximately 20,000 shares of Common Stock of the Company.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Under Article ELEVENTH of the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and Article 8 of the Company’s amended and restated by-laws (the “By-Laws”), indemnification of directors and officers is provided for to the fullest extent permitted under the DGCL. Article TWELFTH of the Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL, the Certificate of Incorporation and the By-Laws permit the purchase by the Company of insurance for indemnification of directors and officers. We currently maintain directors and officers liability insurance.

The foregoing summary of Section 145 of the DGCL, Articles ELEVENTH and TWELFTH of the Certificate of Incorporation and Article 8 of the By-Laws is qualified in its entirety by reference to the relevant provisions of Section 145, the relevant provisions of the Company’s Unofficial Composite Amended and Restated Certificate of Incorporation, which are incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3, Registration No. 333-108544, and the relevant provisions of the Company’s Amended and Restated By-Laws, which are incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 17, 2017, File No. 1-12139.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Unofficial Composite Amended and Restated Certificate of Incorporation of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3, Registration No. 333-108544 and incorporated by reference herein)

4.2	Amended and Restated By-Laws of the Registrant as currently in effect (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 17, 2017, File No. 1-12139 and incorporated by reference herein)

4.3	Sealed Air Corporation 2014 Omnibus Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 28, 2014 and incorporated herein by reference)

5	Opinion of counsel as to legality of securities being offered

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for Sealed Air Corporation

23.2	Consent of counsel (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages to the Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, State of North Carolina, on March 6, 2018.

SEALED AIR CORPORATION

By:	/s/ EDWARD L. DOHENY II
Name: Edward L. Doheny II
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Sealed Air Corporation hereby severally constitute and appoint William G. Stiehl and Thomas C. Lagaly, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Sealed Air Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EDWARD L. DOHENY II	President, Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2018
Edward L. Doheny II

/s/ WILLIAM G. STIEHL	Acting Chief Financial Officer, Chief Accounting Officer and Controller (Principal Financial Officer and Principal Accounting Officer)	March 6, 2018
William G. Stiehl

/s/ MICHAEL CHU	Director	March 6, 2018
Michael Chu

/s/ LAWRENCE R. CODEY	Director	March 6, 2018
Lawrence R. Codey

/s/ PATRICK DUFF	Director	March 6, 2018
Patrick Duff

/s/ HENRY R. KEIZER	Director	March 6, 2018
Henry R. Keizer

/s/ JACQUELINE B. KOSECOFF	Director	March 6, 2018
Jacqueline B. Kosecoff

/s/ NEIL LUSTIG	Director	March 6, 2018
Neil Lustig

/s/ WILLIAM J. MARINO	Director	March 6, 2018
William J. Marino

/s/ RICHARD L. WAMBOLD	Director	March 6, 2018
Richard L. Wambold

/s/ JERRY R. WHITAKER	Director	March 6, 2018
Jerry R. Whitaker